As filed with the Securities and Exchange Commission on December 18, 2015

Registration No. 333-181487

Registration No. 333-204221

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-181487

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-204221

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROUNDY’S, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-2337996
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

875 East Wisconsin Avenue Milwaukee, Wisconsin	53202
(Address of Principal Executive Offices)	(Zip Code)

Roundy’s, Inc. 2012 Incentive Compensation Plan

Roundy’s, Inc. 2015 Incentive Compensation Plan

(Full title of the plans)

Christine S. Wheatley, Esq.

Group Vice President, Secretary and General Counsel

c/o The Kroger Co.

1014 Vine Street

Cincinnati, OH 45202

Telephone: (513) 762-4000

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Michael J. Aiello, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York NY 10153

(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Roundy’s, Inc., a Delaware corporation (the “Company”), remove from registration all shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) registered under the following Registration Statements on Form S-8 filed by the Company (each a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “Commission”), pertaining to the registration of shares of Common Stock offered under certain employee benefit and equity plans and agreements:

•	Registration Statement on Form S-8 (No. 333-181487), filed with the Commission on May 17, 2012, pertaining the the registration of 5,656,563 shares of Common Stock of the Company, relating to the Roundy’s, Inc. 2012 Incentive Compensation Plan; and

•	Registration Statement on Form S-8 (No. 333-204221), filed with the Commission on May 15, 2015, pertaining the the registration of 9,370,000 shares of Common Stock of the Company, relating to the Roundy’s, Inc. 2015 Incentive Compensation Plan.

On November 10, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with The Kroger Co., an Ohio corporation (“Kroger”), and KS Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), providing for, among other things, the merger of Acquisition Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, wholly-owned by Kroger. The Merger became effective as of December 18, 2015, pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

Pursuant to the Merger, each share of Common Stock of the Company issued and outstanding immediately prior to the Merger (other than (i) shares owned by Kroger, Acquisition Sub or the Company, (ii) shares held by any subsidiary of the Company or Kroger (other than Acquisition Sub), and (iii) any shares as to which the holders thereof have properly and validly perfected their statutory rights of appraisal in respect of such shares in accordance with Delaware law) was cancelled and converted into the right to received $3.60 per share in cash, without interest thereon and subject to any applicable withholding taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. The Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati and State of Ohio, on December 18, 2015.

ROUNDY’S, INC.

By:	/S/ CHRISTINE S. WHEATLEY
Name:	Christine S. Wheatley
Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments to the Registration Statements on Form S-8 has been signed by the following persons in the capacities indicated on December 18, 2015.

Signature	Title

/S/ CHRISTINE S. WHEATLEY Christine S. Wheatley	President (Principal Executive Officer)

/S/ STACEY M. HEISER Stacey M. Heiser	Vice President and Secretary

/S/ TIMOTHY M. TERRELL Timothy M. Terrell	Vice President and Treasurer

/S/ CHRISTINE S. WHEATLEY Christine S. Wheatley	Director